Exhibit 34.2

Report of Independent Registered Public Accounting Firm

To the Board of Managers of C-III Capital Partners LLC, the

Sole Member of C-III Asset Management LLC:

We have examined management of C-III Asset Management LLC’s (the “Company”) assertion that the Company complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for all transactions for which the Company acted as servicer involving first lien commercial mortgage loans (the “Platform”), excluding criteria 1122(d)(1)(iii), 1122(d)(2)(ii), 1122(d)(3)(i) – 1122(d)(3)(iv), 1122(d)(4)(ii), 1122(d)(4)(v), 1122(d)(4)(ix) and 1122(d)(4)(xv), which management has determined are not applicable to the activities performed by the Company with respect to the Platform, included in the accompanying Management’s Report on Assessment of Compliance with Securities and Exchange Commission’s Regulation AB Servicing Criteria dated January 31, 2019 as of and for the year ended December 31, 2018. The Company’s management is responsible for its assertion. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the specified requirements based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects. An examination involves performing procedures to obtain evidence about whether management’s assertion is fairly stated, in all material respects. The nature, timing, and extent of the procedures selected depend on our judgment, including an assessment of the risks of material misstatement of management’s assertion, whether due to fraud or error. We believe that the evidence we obtained is sufficient and appropriate to provide a reasonable basis for our opinion.

Our examination does not provide a legal determination on the Company’s compliance with the specified requirements.

In our opinion, management’s assertion that the Company complied with the aforementioned applicable servicing criteria included in the accompanying Management’s Report on Assessment of Compliance with Securities and Exchange Commission’s Regulation AB Servicing Criteria dated January 31, 2019 as of and for the year ended December 31, 2018 is fairly stated, in all material respects.

/s/ Dixon Hughes Goodman LLP

Asheville, North Carolina
January 31, 2019